Exhibit 18

November 5, 1999

Polo Ralph Lauren Corporation
650 Madison Avenue
New York, New York 10022

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended July 3, 1999, of the facts relating to changing from the retail method of valuing its retail inventories to the lower of cost (first-in, first-out) or market. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Polo Ralph Lauren Corporation and its consolidated subsidiaries as of any date or for any period subsequent to April 3, 1999. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Polo Ralph Lauren Corporation and its consolidated subsidiaries as of any date or for any period subsequent to April 3, 1999.

Yours truly,


/s/ Deloitte & Touche LLP
New York, New York